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Exhibit (a)(1)(G)

October 14, 2008

UBS SECURITIES LLC

TRANSMITTED BY EUROCLEAR FRANCE S.A.

CITLOI S.A.S.

U.S. OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING AMERICAN DEPOSITARY SHARES AND
ALL ORDINARY SHARES AND WARRANTS HELD BY U.S. HOLDERS OF
ILOG S.A.
II.  TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER

 II. TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER

CITLOI S.A.S.

U.S. OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING AMERICAN DEPOSITARY SHARES AND
ALL ORDINARY SHARES AND WARRANTS HELD BY U.S. HOLDERS OF
ILOG S.A.

American depositary shares or warrants of ILOG S.A. cannot be tendered by means of the enclosed form of acceptance. These instructions and the enclosed form of acceptance shall be used only if your clients are U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) of ILOG ordinary shares through a French financial intermediary or through a U.S. custodian.

October 14, 2008

To French financial intermediaries and U.S. custodians:

        On behalf of CITLOI S.A.S. ("Purchaser"), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of International Business Machines Corporation, a New York corporation, we hereby inform French financial intermediaries and U.S. custodians of Purchaser's offer to purchase for cash: (a) all outstanding American depositary shares ("ADSs"), each representing one ordinary share, of ILOG S.A. ("ILOG"), a société anonyme organized under the laws of the Republic of France, in the U.S. dollar equivalent of €10.00 net per ADS, (b) all outstanding ordinary shares, nominal value €1.00 each ("Shares"), issued by ILOG and held by U.S. holders (including any dividend payable for the fiscal year ended June 30, 2008), in an amount of €10.00 net per Share, and (c) all outstanding warrants held by U.S. holders, in an amount of €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the "2003 Warrants no 1"), €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.99 euros (the "2003 Warrants no 2"), €0.65 net per warrant issued by ILOG on November 30, 2004 ("2004 Warrants"), €0.50 net per warrant issued by ILOG on November 29, 2005 ("2005 Warrants"), €0.83 net per warrant issued by ILOG on November 30, 2006 ("2006 Warrants") and €1.93 net per warrant issued by ILOG on November 29, 2007 ("2007 Warrants") (collectively, the "Warrants"), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated October 8, 2008 (the "Offer to Purchase"), the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants (which, as amended or supplemented from time to time, constitute the "U.S. Offer").

        The U.S. Offer is being made separately from an offer in France (the "French Offer" and, together with the U.S. Offer, the "Offers"), which is open to holders of Shares and Warrants who are located in France and to holders of Shares and Warrants who are located outside of France and the United States, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer. The Offers are being made on substantially the same terms and completion of the Offers is subject to the same conditions. Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer to Purchase.

1.     Securities Targeted by the U.S. Offer

        In the U.S. Offer, Purchaser is offering to purchase all Shares and Warrants of ILOG held by U.S. holders, and all outstanding ADSs of ILOG held by any holder, wherever located. ADSs, Shares and Warrants are collectively referred to as "Securities."

2.     Terms of the U.S. Offer

        In the U.S. Offer, Purchaser offers to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. Purchaser also offers to purchase all outstanding Shares (including any dividend payable for the fiscal year ended June 30, 2008) and Warrants held by U.S. holders for cash in an amount of €10.00 net per Share, €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

        Amounts in respect of the ADSs will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American Trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs upon completion of the U.S. Offer. See Section 2 of the Offer to Purchase—"Acceptance for Payment, Return of and Payment for Securities."

        Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 of the Offer to Purchase—"Withdrawal Rights." The term "Expiration Date" means 12:00 noon, New York City time, on November 17, 2008, unless Purchaser, in its sole discretion, has extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.

        The U.S. Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 of the Offer to Purchase—"Certain Conditions to the Offers; Withdrawal of the Offers."

        Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") and French law and regulations, in its sole discretion, to waive the Minimum Tender Condition. Purchaser will not waive the Minimum Tender Condition unless, at the same time, it also waives the Minimum Tender Condition to the French Offer. Under French law and regulations, Purchaser may only waive the Minimum Tender Condition to the French Offer no later than five French Trading Days prior to the expiration of the French Offer. Under French law and regulations, if the Minimum Tender Condition to the French Offer is not satisfied and has not previously been waived, the French Offer would not be successful and all tenders of Securities would be declared void. In that case, Purchaser would return all tendered Securities to tendering holders.

        In light of complexities of the coordination of the French Offer and the U.S. Offer, and of the process by which the results of the Offers will be determined by the French Autorité des marchés financiers ("AMF") and Euronext Paris S.A., Purchaser may not know the definitive results until up to nine French Trading Days after the Expiration Date, although it is anticipated that provisional results will be announced by the AMF prior to the publication of the definitive results, upon determination that the Minimum Tender Condition has been satisfied. At the time the AMF publishes the definitive results of the Offers by issuing an avis de résultat définitif, we will be in a position to announce the results of the Offers.

        Subject to applicable rules and regulations of the Commission and to French law and regulations, Purchaser expressly reserves the right (but is not obligated), at any time and from time to time in its sole discretion, to extend the period during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the U.S. Offer. During any extension of the

U.S. Offer, all Securities tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. Purchaser currently intends that the U.S. Offer and the French Offer will expire on the same date.

        The French Offer is currently scheduled to expire on the Expiration Date. If the French Offer is extended in accordance with French law, Purchaser currently intends to extend the U.S. Offer so that it will expire on the same day as the French Offer.

        If Purchaser decides, in its sole discretion, to increase the consideration offered in the U.S. Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the U.S. Offer will be extended until the expiration of such period of ten business days. For purposes of the U.S. Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Purchaser expressly reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to modify or amend the terms and conditions of the U.S. Offer in any respect and, subject to the applicable rules and regulations of the Commission and to French law and regulations, to terminate the U.S. Offer and not accept for payment any Securities if any of the conditions to the U.S. Offer set forth in Section 15 of the Offer to Purchase have not been satisfied or upon the occurrence of any of the events set forth in Section 15 of the Offer to Purchase, by giving oral or written notice of such termination to the Receiving Agent and by making a public announcement. Notwithstanding the preceding sentence, Purchaser will not decrease the price for any of the Securities payable in the U.S. Offer, reduce the number of Securities sought to be purchased in the U.S. Offer or impose any condition other than those set out in Section 15 of the Offer to Purchase.

        If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, it will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

        Purchaser reserves the right, subject to applicable rules and regulations of the Commission, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) (and the exemptive relief therefrom available under Rule 14d-1(d) under the Exchange Act or otherwise granted by the Commission) under the Exchange Act which requires Purchaser to pay the consideration offered or to return Securities deposited by or on behalf of tendering securityholders promptly after the termination or withdrawal of the U.S. Offer.

        Any waiver of the Minimum Tender Condition or extension or amendment of the U.S. Offer, or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as practicable, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d)(1), 14d-6(c) and 14e-1(d) (and the exemptive relief therefrom available under Rule 14d-1(d) under the Exchange Act or otherwise granted by the Commission) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will, in accordance with the regulations of the Commission, include the approximate number of ADSs tendered to that date in the U.S. Offer but will not, due to complexities arising out of the coordination of the French Offer and the U.S. Offer and the fact that the AMF is responsible for publishing the number of

Securities tendered in the Offers after their closing, include the approximate number of Securities tendered to that date. Without limiting its obligation under such rule or the manner in which it may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release through Marketwire and making any appropriate filing with the Commission.

        In the event of an extension of the U.S. Offer, Purchaser intends to seek to extend the French Offer. Any extension of the French Offer is subject to the prior approval of the AMF. It is possible, therefore, that the French Offer may terminate before the U.S. Offer and that Securities tendered under the French Offer may be purchased by Purchaser prior to the purchase of Securities under the U.S. Offer, if required under French law or regulations.

        If, as a result of the Offers, Purchaser acquires at least 66.67% of ILOG's total share capital and voting rights on a fully-diluted basis, in accordance with AMF General Regulations, the AMF will automatically reopen the French Offer for at least ten French Trading Days. If a subsequent offering period is opened for the French Offer, Purchaser may elect to provide a subsequent offering period (the "Subsequent Offering Period") for the U.S. Offer. In the event of a Subsequent Offering Period, Purchaser will offer the same consideration that was offered during the U.S. Offer. Purchaser will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering securityholders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period.

        Shareholders of ILOG who want to tender their Shares according to the proposed terms must submit the enclosed form of acceptance, signed by them.

3.     Conditions to the U.S. Offer; Withdrawal of the U.S. Offer

  Conditions to the Offers.

        Notwithstanding any other term of the U.S. Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to its obligation to pay for or return tendered Securities promptly after the termination of the U.S. Offer), to pay for any Securities tendered pursuant to the U.S. Offer and may terminate or amend the U.S. Offer, as described above, unless Shares (including Shares represented by ADSs and Treasury Shares) and Warrants validly tendered and not properly withdrawn prior to the expiration of the Offers represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis.

        For the purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

    •
    for the numerator, the sum of (i) Treasury Shares not required to satisfy, prior to the closing of the French Offer, rights under Stock Option plans and the allotment of Free Shares and (ii) the total number of Shares validly tendered to the Offers (including Shares represented by ADSs) and the total number of Shares to be issued upon exercise of Warrants validly tendered in the Offers, as of the date of the closing of the French Offer; and

    •
    for the denominator, the sum of (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer.

        Purchaser may waive or reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days prior to the expiration date of the French Offer. Under applicable

French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those securities into the Offers will be required to re-tender their Securities. Unless Purchaser waives the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers, including the U.S. Offer, will not be completed.

        For purposes of determining whether the Minimum Tender Condition is met, the Receiving Agent will calculate the number of Shares represented by ADSs tendered in the U.S. Offer, and Euronext Paris S.A. will calculate the number all other Securities tendered in the Offers. The U.S. Offer will expire at 12:00 noon New York City time on the Expiration Date. Whether the Minimum Tender Condition has been satisfied will only be known once the provisional results of the Offers are published by the AMF. The definitive results of the Offers will be published by the AMF no later than nine French Trading Days after the closing of the U.S. Offer.

        If the Minimum Tender Condition (unless Purchaser has waived the Minimum Tender Condition) is not satisfied as of the Expiration Date, the Offers will not be completed successfully. If the Offers are not completed successfully, Securities that have been tendered to the Offers will be returned to the tendering holders without interest or any other payment being due to the holders of such Securities.

        The Minimum Tender Condition is for Purchaser's sole benefit and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser or any of its affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

  Withdrawal of the Offers.

        Pursuant to Article 232-11 of the AMF General Regulations, Purchaser may withdraw the Offers: (a) within five French Trading Days following the date of the publication by the AMF of the timetable for a competing offer or an improved offer by a competing bidder; or (b) with the prior approval of the AMF, if ILOG adopts measures that modify ILOG's substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either of these two cases, if Purchaser withdraws the Offers, the Securities tendered to the Offers will be returned to their holders, without interest or any other payment being due to the holders of such Securities.

4.     Centralization of the Orders

        You will notify Euronext Paris S.A. of the number of Securities for which you received tender orders and deliver the corresponding Securities to Euronext Paris S.A.

5.     Results of the Offers

        The AMF will publicly announce the final results of the Offers by publishing a closing notice (avis de résultat définitif), no later than nine French Trading Days after the expiration of the Offers. However, if before that, it is determined that the Minimum Tender Condition has been met, the AMF will publish provisional results (avis de résultat provisoire). Purchaser will issue a press release announcing the results of both the U.S. Offer and the French Offer at the latest by 9:00 a.m., New York City time, on the next business day after the publication by the AMF of the closing notice.

6.     Listing of ILOG Securities

        Shares are traded on the Compartiment B of Euronext under the symbol "ILO" (ISIN Code FR0004042364) and ADSs, each representing one Share, are traded on NASDAQ under the symbol "ILOG". The Warrants are privately held by a limited number of persons and are not listed on any stock exchange.

7.     Tax Regime Governing the U.S. Offer

        Please refer to the "THE TENDER OFFER—6. Certain United States Federal and French Income Tax Considerations" section in the Offer to Purchase for a discussion of the tax implications of the U.S. Offer.

8.     Remuneration of the Financial Intermediaries

        Purchaser will not pay the brokerage fees, if any, and similar expenses incurred by U.S. holders of Shares tendering into the U.S. Offer. In addition, U.S. holders of Shares will not be reimbursed for any brokerage fees in the event the U.S. Offer is not completed.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on November 17, 2008, unless extended. You should forward a copy of the Offer to Purchase to your U.S. clients.

        Any inquiries that you have with respect to the U.S. Offer should be addressed to Georgeson Inc., the information agent (the "Information Agent"), at 199 Water Street, 26th Floor, New York, New York 10038-3650; U.S. Toll Free Number for holders of Shares in the United States: (800) 334-9405; U.S. Number for banks and brokers: (212) 440-9800; European Toll Free Number: 00800 10 20 10 80.

        You may request copies of the Offer to Purchase from the Information Agent.

        Very truly yours,

UBS Securities LLC
1999 Avenue of the Stars
Suite 3400
Los Angeles, CA 90067
(877) 566-3332

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  Exhibit (a)(1)(G)
UBS SECURITIES LLC TRANSMITTED BY EUROCLEAR FRANCE S.A. CITLOI S.A.S. U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING AMERICAN DEPOSITARY SHARES AND ALL ORDINARY SHARES AND WARRANTS HELD BY U.S. HOLDERS OF ILOG S.A. II. TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER
II. TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER CITLOI S.A.S. U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING AMERICAN DEPOSITARY SHARES AND ALL ORDINARY SHARES AND WARRANTS HELD BY U.S. HOLDERS OF ILOG S.A.